EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2013 FULLY DILUTED

EARNINGS OF $5.58 PER SHARE AND DECLARES DIVIDEND OF 54¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 25, 2014--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2013 the Company reported net sales of $688.3 million and fully diluted earnings of $5.58 per share, compared with net sales of $491.8 million and fully diluted earnings of $3.60 per share in 2012.

For the fourth quarter of 2013, net sales were $181.9 million and fully diluted earnings were $1.33 per share. For the corresponding period in 2012, net sales were $141.8 million and fully diluted earnings were $1.00 per share.

The Company also announced today that its Board of Directors declared a dividend of 54¢ per share for the fourth quarter, for shareholders of record as of March 14, 2014, payable on March 28, 2014. This dividend varies every quarter because the Company pays a percent of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

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Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s results:

•	Our earnings increased 55% in 2013, driven by the 40% growth in sales and our ongoing focus on continuous improvement in our operations.

•	Our EBITDA of $195.7 million increased 54% from our 2012 EBITDA of $127.1 million.

•	New product introductions were a significant component of our sales growth as new product sales represented $195.8 million or 29% of firearm sales in 2013. New product introductions in 2013 included the LC380 pistol, the SR45 pistol, the Ruger American Rimfire rifle, the SR-762 rifle, and the Red Label II shotgun.

•	Demand for our products outpaced the growth in industry demand as measured by the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) for 2013 as illustrated below:

Increase in estimated Ruger Units Sold from Distributors to Retailers	18%

Increase in total adjusted NICS Background Checks	7%

•	Cash generated from operations during 2013 was $120 million. At December 31, 2013, our cash totaled $55 million. Our current ratio is 1.8 to 1 and we have no debt.
•	In 2013, capital expenditures totaled $54.6 million, much of it related to machinery and equipment for new products, the purchase and building improvements of the Mayodan, North Carolina facility, and the expansion of production capacity for products in greater demand. We expect to invest approximately $35 million on capital expenditures during 2014 as we continue to prioritize new product development.
•	In 2013, the Company returned $41.1 million to its shareholders through the payment of dividends.

•	At December 31, 2013, stockholders’ equity was $179.1 million, which equates to a book value of $9.26 per share, of which $2.85 per share was cash and equivalents.
•	During the fourth quarter of 2013, we began to manufacture a limited quantity of rifles at our 220,000 square foot facility in Mayodan, North Carolina that we acquired in September of 2013. Firearm production at the Mayodan facility is expected to increase during 2014.

Today, the Company filed its Annual Report on Form 10-K for 2013. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

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Tomorrow, February 26, 2014, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2013 operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 866-270-6057, participant code 15153767.

The Annual Report on Form 10-K is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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STURM, RUGER & COMPANY, INC.

BALANCE SHEETS

(Dollars in thousands)

December 31,	2013	2012

Assets
Current Assets
Cash and cash equivalents	$55,064	$30,978
Trade receivables, net	67,384	43,018

Gross inventories	64,199	55,827
Less LIFO reserve	(38,516)	(38,089)
Less excess and obsolescence reserve	(2,422)	(1,729)
Net inventories	23,261	16,009

Deferred income taxes	7,637	5,284
Prepaid expenses and other current assets	4,280	1,632
Total Current Assets	157,626	96,921

Property, Plant, and Equipment	250,127	195,713
Less allowances for depreciation	(149,099)	(129,720)
Net property, plant and equipment	101,028	65,993

Deferred income taxes	—	2,004
Other assets	18,464	9,568
Total Assets	$277,118	$174,486

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STURM, RUGER & COMPANY, INC.

BALANCE SHEETS (Continued)

(Dollars in thousands, except share data)

December 31,	2013	2012

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$46,991	$38,500
Product liability	971	720
Employee compensation and benefits	34,626	15,182
Workers’ compensation	5,339	4,600
Income taxes payable	239	489
Total Current Liabilities	88,166	59,491

Accrued pension liability	—	19,626
Product liability	265	337
Deferred income taxes	9,601	—

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2013 – 23,647,350 issued, 19,347,916 outstanding 2012 – 23,562,422 issued, 19,262,988 outstanding	23,647	23,563
Additional paid-in capital	20,614	15,531
Retained earnings	192,088	123,442
Less: Treasury stock – at cost 2013 and 2012 – 4,299,434 shares	(37,884)	(37,884)
Accumulated other comprehensive loss	(19,379)	(29,620)
Total Stockholders’ Equity	179,086	95,032
Total Liabilities and Stockholders’ Equity	$277,118	$174,486

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STURM, RUGER & COMPANY, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars in thousands, except per share data)

Year ended December 31,	2013	2012	2011

Net firearms sales	$678,552	$484,933	$324,200
Net castings sales	9,724	6,891	4,616
Total net sales	688,276	491,824	328,816

Cost of products sold	429,671	312,871	217,058

Gross profit	258,605	178,953	111,758

Operating Expenses:
Selling	48,706	38,363	28,691
General and administrative	35,394	29,231	20,970
Other operating (income) expenses, net	(401)	293	(319)
Total operating expenses	83,699	67,887	49,342

Operating income	174,906	111,066	62,416

Other income:
Royalty income	658	824	873
Interest income	4	34	29
Interest expense	(135)	(95)	(110)
Other (expense) income, net	(201)	280	308
Total other income, net	326	1,043	1,100

Income before income taxes	175,232	112,109	63,516

Income taxes	63,960	41,480	23,501

Net income	111,272	70,629	40,015

Other comprehensive income (loss), net of tax:
Defined benefit pension plans	10,240	(2,077)	(7,895)

Comprehensive income	$121,512	$68,552	$32,120

Basic Earnings Per Share	$5.76	$3.69	$2.12

Fully Diluted Earnings Per Share	$5.58	$3.60	$2.09

Cash Dividends Per Share	$2.12	$5.80	$0.43
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STURM, RUGER & COMPANY, INC.

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

Year ended December 31,	2013	2012	2011

Operating Activities
Net income	$111,272	$70,629	$40,015
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20,362	14,888	12,148
Stock-based compensation	5,288	4,718	2,953
Excess and obsolescence inventory reserve	693	761	(234)
Loss (gain) on sale of assets	1	(944)	(26)
Deferred income taxes	5,736	(1,480)	8,205
Impairment of assets	911	1,134	—
Changes in operating assets and liabilities:
Trade receivables	(24,366)	(793)	(10,660)
Inventories	(7,945)	(6,553)	(156)
Trade accounts payable and accrued expenses	9,231	9,908	11,807
Employee compensation and benefits	17,897	(4,345)	3,959
Product liability	179	(689)	724
Prepaid expenses, other assets and other liabilities	(19,340)	(321)	(10,961)
Income taxes payable	(250)	272	(365)
Cash provided by operating activities	119,669	87,185	57,409

Investing Activities
Property, plant, and equipment additions	(54,616)	(27,282)	(22,135)
Purchases of short-term investments	—	(59,966)	(122,978)
Proceeds from sales or maturities of short-term investments	—	59,966	175,471
Net proceeds from sale of assets	233	1,003	319
Cash (used for) provided by investing activities	(54,383)	(26,279)	30,677

Financing Activities
Dividends paid	(41,079)	(111,523)	(8,159)
Tax benefit from exercise of stock options	2,302	3,474	3,855
Repurchase of common stock	—	—	(1,999)
Payment of employee withholding tax related to share-based compensation	(2,423)	(3,083)	(5,859)
Proceeds from exercise of stock options	—	148	—
Cash used for financing activities	(41,200)	(110,984)	(12,162)

Increase (decrease) in cash and cash equivalents	24,086	(50,078)	75,924
Cash and cash equivalents at beginning of year	30,978	81,056	5,132
Cash and cash equivalents at end of year	$55,064	$30,978	$81,056

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Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that this non-GAAP measure is useful to understanding its operating results and the ongoing performance of its underlying business. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

 Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2013	2012

Net income	$111,272	$70,629

Income tax expense	63,960	41,480
Depreciation and amortization expense	20,362	14,888
Interest expense	135	95
Interest income	(4)	(34)
EBITDA	$195,725	$127,058

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability.

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